News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $3.7 Million
In Fourth Quarter 2024

WILLIAMSVILLE, NY, February 4, 2025 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the fourth quarter and full year ended December 31, 2024. The prior-year periods include business activity relating to The Evans Agency (“TEA”) prior to the sale to Arthur J. Gallagher & Co. on November 30, 2023.

HIGHLIGHTS

"

Net income per share was $0.67 in the fourth quarter, which included $1.1 million in merger-related expenses and a partially offsetting benefit from the recognition of a real estate historic tax credit investment

"	Fourth quarter net interest margin was 2.96%, up 16 basis points sequentially driven by strategic deposit pricing
"	Total loans grew by $63 million, or 4%, since December 31, 2023
"	Strong loan pipeline of $76 million
"	Total deposits up $148 million, or 9%, from December 31, 2023
"	Evans shareholders approved the merger with NBT Bancorp Inc.

Net income of $3.7 million, or $0.67 per diluted share, in the fourth quarter of 2024 was up sequentially and reflected higher net interest income of $0.7 million and an increase in non-interest income of $0.3 million offset by higher provision for credit losses of $0.5 million and an increase in non-interest expense of $0.8 million, which included $1.1 million of merger related costs.  Last year’s fourth quarter had net income of $10.2 million, or $1.85 per diluted share.  The prior year period included the sale of The Evans Agency to Arthur J. Gallagher & Co., and recognized a pretax gain of $20.2 million.  In addition, in the fourth quarter of 2023, the Company strategically repositioned its balance sheet by selling $78 million of investment securities, primarily available-for-sale U.S. Treasuries and government-sponsored agency securities, and used the proceeds to pay down short-term borrowings.  This action resulted in $5.0 million of pretax losses on investment securities during the fourth quarter of 2023.  Return on average equity was 8.06% for the fourth quarter of 2024, compared with 6.44% in the third quarter of 2024 and 25.73% in the fourth quarter of 2023.

For the full year of 2024, net income was $12.0 million, or $2.16 per diluted share, compared with $24.5 million, or $4.48 per diluted share, in 2023.  The change largely reflected the gain on sale of the insurance agency, which benefited the 2023 period.  The return on average equity was 6.65% in 2024 compared with 15.47% in 2023.

David J. Nasca, President and CEO of Evans Bancorp, Inc., commented, “As we close out 2024, we reflect on a transformative year for our organization, marked by solid growth and progress, as well as key milestones related to our pending merger with NBT Bancorp Inc.  Throughout this process, we have remained focused on execution, maintaining strong credit quality, and ensuring a smooth transition that prioritizes the needs of our customers, employees and shareholders.

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

“This quarter, Evans shareholders approved the merger with NBT, a pivotal step in our journey.  We are confident that this partnership will enhance our long-term ability to deliver exceptional service, strengthen our position in the market, and create lasting value for all stakeholders - the community, clients, associates, and stockholders. We thank our team members for their dedication and our customers and shareholders for their continued trust as we look forward to a bright future.”

On September 9, 2024, NBT Bancorp Inc. (“NBT”) (Nasdaq: NBTB) and Evans announced that they had entered into a definitive agreement pursuant to which Evans will merge with and into NBT.  In accord with the merger agreement, NBT will acquire 100% of the outstanding shares of Evans in exchange for common shares of NBT. The exchange ratio will be fixed at 0.91 NBT shares for each share of Evans, resulting in an aggregate transaction value of approximately $236 million based on NBT’s closing stock price of $46.28 on September 6, 2024.  On December 20, 2024, the shareholders of Evans voted to approve the merger. In addition, regulatory approval was received for the merger in December. Evans reported over 75% of the issued and outstanding shares of Evans were represented at a special shareholder meeting and over 96% of the votes cast were voted to approve the merger. The merger is expected to close in the second quarter of 2025 in conjunction with the system conversion.

Net Interest Income
($ in thousands)

	4Q 2024	3Q 2024	4Q 2023

Interest income	$28,031	$28,698	$25,205
Interest expense	12,334	13,654	11,259
Net interest income	15,697	15,044	13,946
Provision for credit losses	1,103	570	282
Net interest income after provision	$14,594	$14,474	$13,664

Net interest income of $15.7 million increased $0.7 million, or 4%, over the third quarter of 2024 due to higher average loans originated and reductions in the cost of funds as the competitive market for funding decreases in response to the federal reserve’s rate cuts.  Compared with last year’s fourth quarter, net interest income was higher by $1.8 million, or 13%, due to higher average loan balances and higher yields on those balances.

Fourth quarter net interest margin of 2.96% increased 16 basis points from the trailing third quarter and was up 21 basis points over the prior-year period.  The yield on loans decreased 8 basis points compared with the third quarter, though was up 29 basis points year-over-year.  The cost of interest-bearing liabilities was 3.01% compared with 3.28% in the third quarter of 2024 and 2.87% in the fourth quarter of 2023.

The $1.1 million provision for credit losses in the fourth quarter was due mostly to a specific reserve taken on one loan previously classified as non-performing.  A new appraisal related to this loan identified a reduction in value as the business vacated the property.  The decrease in non-performing loans of $12.3 million during the quarter was due largely to one loan that was 90 days past due and still accruing in the third quarter of 2024, which renewed early in the fourth quarter.

Asset Quality
($ in thousands)

	4Q 2024	3Q 2024	4Q 2023

Total non-performing loans	$20,275	$32,598	$27,325
Total net loan charge-offs	18	41	11
Non-performing loans / Total loans	1.14%	1.82%	1.59%
Net loan charge-offs / Average loans	-%	0.01%	-%
Allowance for credit losses / Total loans	1.36%	1.29%	1.28%

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

Non-Interest Income
($ in thousands)
	4Q 2024	3Q 2024	4Q 2023

Deposit service charges	$728	$699	$670
Insurance service and fee revenue	145	186	1,613
Bank-owned life insurance	255	253	230
Loss on tax credit investment	(484)	-	-
Refundable NY state historic tax credit	720	-	-
Interchange fee income	516	529	510
Gain on sale of other real estate owned	-	598	-
Gain on sale of insurance agency	-	-	20,160
Loss on sale of investment securities	-	-	(5,044)
Other income	1,418	729	412
Total non-interest income	$3,298	$2,994	$18,551

Total non-interest income increased $0.3 million from the sequential quarter, due in part to the net incremental impact of a historic tax credit placed in service during the fourth quarter.  The amounts are reflected on the refundable NY state tax credit and the loss on tax credit investment lines on the income statement.  Additionally, the Company received $0.3 million gain from the payment of an additional tax credit investment, which was recognized in the other income category.  These increases were partially offset in comparison with the third quarter due to a gain on the sale of a property that the Company had in other real estate owned during the sequential quarter.

Excluding the 2023 fourth quarter’s transactions relating to the gain on the sale of TEA and loss on sale of securities, non-interest income would have been $3.4 million.

Non-Interest Expense
($ in thousands)
	4Q 2024	3Q 2024	4Q 2023

Salaries and employee benefits	$7,931	$7,539	$10,251
Occupancy	1,023	1,088	1,078
Advertising and public relations	184	327	296
Professional services	776	992	1,003
Technology and communications	1,556	1,423	1,545
Amortization of intangibles	4	4	67
FDIC insurance	350	340	350
Merger related	1,073	600	-
Other expenses	1,454	1,274	1,710
Total non-interest expenses	$14,351	$13,587	$16,300

Non-interest expenses increased $0.8 million from the sequential quarter, which included an additional $0.5 million of merger related expenses in support of the planned merger with NBT.

Salaries and employee benefits, the largest component of non-interest expenses, were up $0.4 million, or 5%, from the third quarter of 2024 largely due to higher incentive accruals of $0.5 million.  Compared with last year’s fourth quarter, the decrease of $2.3 million, or 23%, was primarily due to salaries and employee benefit expenses related to TEA of $0.8 million and a $1.4 million larger incentive accrual in the prior year’s fourth quarter.

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 75.55% in the fourth quarter of 2024, 75.32% in the third quarter of 2024, and 50.16% in the fourth quarter of 2023.

Income tax benefit was $0.2 million in the fourth quarter of 2024, mainly a result of the recognition of deductions taken on the 2023 tax return related to the sale of TEA and the impact of the historic tax credit recognized in the fourth quarter.  This was compared to tax expense and an effective tax rate of 24.2% in the third quarter of 2024 and 36.1% in last year’s fourth quarter.  The elevated tax rate in the 2023 fourth quarter reflected the sale of TEA, which included significant non-deductible goodwill expense.

Balance Sheet Highlights

Total assets were $2.19 billion as of December 31, 2024, a decrease of $93 million, or 4%, since September 30, 2024, though were up $79 million, or 4%, since December 31, 2023.  Interest-bearing deposits at banks decreased $79 million for the quarter and increased $24 million since December 31, 2023. In addition, loan growth was $63 million, or 4%, since year end 2023 and flat when compared with the sequential period.

Investment securities were $263 million at December 31, 2024, $13 million lower than the end of the third quarter of 2024 and $15 million lower than the end of last year’s fourth quarter.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.  The Company has the positive intent and ability to hold the remaining portfolio through recovery of value.

Total deposits of $1.87 billion increased $148 million, or 9%, from the end of last year’s fourth quarter.  On a sequential basis, total deposits were down $34 million or 2% due mostly to normal municipal seasonality.

At December 31, 2024, Evans had $80 million borrowed at FHLB.  Given the current collateral available at FHLB, advances up to $401 million can be drawn on the FHLB via the Company’s overnight line of credit.  Additionally, Evans has the ability to borrow from the Federal Reserve.  At December 31, 2024, Evans had no short-term borrowings with the Federal Reserve and $96 million in additional availability to borrow against collateral.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.37% at December 31, 2024 compared with 10.01% at September 30, 2024 and 10.37% at December 31, 2023.

Book value per share was $32.89 at December 31, 2024 compared with $33.58 at September 30, 2024 and
$32.40 at December 31, 2023.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant unrealized losses on investment securities.  As of December 31, 2024, this amounted to $7.63 per share impact to book value.  Such unrealized gains and losses are due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.

Non-GAAP tangible book value per share was $32.56 at December 31, 2024 compared with $33.25 at September 30, 2024 and $32.07 at December 31, 2023.

2024 Year in Review (compared with prior-year)

Net interest income was $59.0 million, down 4%.  The yield on loans increased 40 basis points while competition on deposits and changes in customer behaviors contributed to the 82 basis points increase in cost of funds during 2024.  Net interest margin was 2.81%, a decrease of 21 basis points.

The Company’s provision for credit loss was $2.2 million, which reflected a reserve taken on one loan previously in non-performing and for loan growth during the full year.  Provision for credit losses in 2023 was negligible due to improving economic conditions.  The ratio of non-performing loans to total loans was 1.14% compared with 1.59% in 2023.

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

Non-interest income was $11.0 million in 2024 compared with $32.9 million in 2023.  The decrease was due to the gain on sale of the insurance agency of $20.2 million and the related decrease in insurance service and fee income of $9.7 million, partially offset by loss on sale of investment securities of $5.0 million in 2023.

Non-interest expense decreased $6.0 million to $53.4 million, which reflected reductions of $6.7 million related to the sale of TEA offset by merger related expenses of $1.7 million.

The Company’s GAAP efficiency ratio was 76.40% in 2024 compared with 63.09% in 2023.

Income tax expense for the year was $2.3 million, representing an effective tax rate of 16.2% compared with an effective tax rate of 29.4% in 2023.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.9 billion in deposits at December 31, 2024.  Evans Bank is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski/Craig Mychajluk Alliance Advisors IR
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@allianceadvisors.com
Media Contact:	cmychajluk@allianceadvisors.com
Kathleen Rizzo Young Group VP/Public & Community Relations Director (716) 343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
ASSETS
Interest-bearing deposits at banks	$28,095	$107,296	$110,042	$164,400	$3,798
Securities AFS	258,677	271,232	263,740	268,476	275,680
Securities HTM	4,347	4,376	3,626	3,611	2,059
Loans	1,783,664	1,787,957	1,765,116	1,721,876	1,720,946
Allowance for credit losses	(24,176)	(23,091)	(22,562)	(22,287)	(22,114)
Goodwill and intangible assets	1,846	1,850	1,854	1,858	1,862
All other assets	135,012	130,386	135,551	122,010	126,432
Total assets	$2,187,465	$2,280,006	$2,257,367	$2,259,944	$2,108,663

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	$373,240	$435,358	$397,535	$399,558	$390,238
NOW deposits	399,046	372,462	382,513	381,798	345,279
Savings deposits	699,635	706,849	710,596	715,495	649,621
Time deposits	394,556	386,049	400,897	394,515	333,623
Total deposits	1,866,477	1,900,718	1,891,541	1,891,366	1,718,761
Securities sold under agreement to repurchase	6,586	8,282	7,684	6,873	9,475
Subordinated debt	31,279	31,254	31,228	31,203	31,177
Other borrowings	80,000	128,000	129,006	131,023	145,123
Other liabilities	19,980	25,905	20,259	24,884	25,908
Total stockholders' equity	$183,143	$185,847	$177,649	$174,595	$178,219

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,567,833	5,534,239	5,525,838	5,521,009	5,499,772
Book value per share	$32.89	$33.58	$32.15	$31.62	$32.40
Tangible book value per share (Non-GAAP)	$32.56	$33.25	$31.81	$31.29	$32.07
Tier 1 leverage ratio	10.37%	10.01%	10.04%	10.52%	10.37%
Tier 1 risk-based capital ratio	13.63%	13.38%	13.55%	13.63%	13.80%
Total risk-based capital ratio	14.88%	14.63%	14.80%	14.89%	15.05%

ASSET QUALITY DATA
Total non-performing loans	$20,275	$32,598	$25,128	$27,977	$27,325
Total net loan charge-offs (recoveries)	18	41	22	93	11
Other real estate owned (OREO)	$-	$-	$6,902	$-	$-

Non-performing loans/Total loans	1.14%	1.82%	1.42%	1.62%	1.59%
Net loan charge-offs (recoveries)/Average loans	-%	0.01%	0.01%	0.02%	-%
Allowance for credit losses/Total loans	1.36%	1.29%	1.28%	1.29%	1.28%

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2024	2024	2024	2024	2023
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	$28,031	$28,698	$27,815	$25,374	$25,205
Interest expense	12,334	13,654	13,495	11,467	11,259
Net interest income	15,697	15,044	14,320	13,907	13,946
Provision for credit losses	1,103	570	297	266	282
Net interest income after provision for credit losses	14,594	14,474	14,023	13,641	13,664

Deposit service charges	728	699	667	681	670
Insurance service and fee revenue	145	186	176	149	1,613
Bank-owned life insurance	255	253	252	246	230
Interchange fee income	516	529	504	466	510
Gain on sale of other real estate owned	-	598	-	-	-
Gain on sale of insurance agency	-	-	-	-	20,160
Loss on sale of investment securities	-	-	-	-	(5,044)
Loss on tax credit investment	(484)	-	-	-	-
Refundable NY state historic tax credit	720	-	-	-	-
Other income	1,418	729	801	725	412
Total non-interest income	3,298	2,994	2,400	2,267	18,551

Salaries and employee benefits	7,931	7,539	7,330	7,837	10,251
Occupancy	1,023	1,088	1,089	1,157	1,078
Advertising and public relations	184	327	254	171	296
Professional services	776	992	870	895	1,003
Technology and communications	1,556	1,423	1,596	1,409	1,545
Amortization of intangibles	4	4	4	4	67
FDIC insurance	350	340	300	325	350
Merger related	1,073	600	-	-	-
Other expenses	1,454	1,274	1,115	1,129	1,710
Total non-interest expenses	14,351	13,587	12,558	12,927	16,300

Income before income taxes	3,541	3,881	3,865	2,981	15,915
Income tax (benefit) provision	(190)	938	919	647	5,741
Net income	3,731	2,943	2,946	2,334	10,174

PER SHARE DATA
Net income per common share-diluted	$0.67	$0.53	$0.53	$0.42	$1.85
Cash dividends per common share	$-	$0.66	$-	$0.66	$-
Weighted average number of diluted shares	5,562,972	5,542,694	5,530,120	5,519,244	5,497,029

PERFORMANCE RATIOS
Return on average total assets	0.67%	0.52%	0.52%	0.44%	1.90%
Return on average stockholders' equity	8.06%	6.44%	6.76%	5.28%	25.73%
Return on average tangible common stockholders' equity (Non-GAAP)*	8.14%	6.51%	6.83%	5.33%	27.37%
Efficiency ratio	75.55%	75.32%	75.11%	79.92%	50.16%
Efficiency ratio (Non-GAAP)**	70.76%	71.98%	75.08%	79.90%	93.40%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, gains from sale of subsidiaries, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2024	2024	2024	2024	2023
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$1,764,789	$1,743,042	$1,715,280	$1,703,320	$1,682,177
Investment securities	278,658	278,956	275,854	280,975	327,303
Interest-bearing deposits at banks	64,793	117,326	137,442	18,889	5,916
Total interest-earning assets	2,108,240	2,139,324	2,128,576	2,003,184	2,015,396
Non interest-earning assets	123,718	126,056	123,457	117,646	128,915
Total Assets	$2,231,958	$2,265,380	$2,252,033	$2,120,830	$2,144,311

NOW	391,931	381,054	374,910	347,908	333,893
Savings	713,921	707,742	718,627	658,656	687,223
Time deposits	392,134	399,180	399,476	342,358	335,646
Total interest-bearing deposits	1,497,986	1,487,976	1,493,013	1,348,922	1,356,762
Borrowings	129,608	168,630	168,856	166,948	197,363
Total interest-bearing liabilities	1,627,594	1,656,606	1,661,869	1,515,870	1,554,125

Demand deposits	397,425	403,182	395,876	404,053	409,115
Other non-interest bearing liabilities	21,702	22,792	19,885	23,943	22,880
Stockholders' equity	185,237	182,800	174,403	176,964	158,191

Total Liabilities and Equity	$2,231,958	$2,265,380	$2,252,033	$2,120,830	$2,144,311

Average tangible common stockholders' equity (Non-GAAP)*	183,389	180,947	172,546	175,103	148,673

YIELD/RATE

Loans, net	5.72%	5.80%	5.63%	5.56%	5.43%
Investment securities	2.49%	2.48%	2.63%	2.53%	2.53%
Interest-bearing deposits at banks	5.72%	5.31%	5.86%	1.68%	6.38%
Total interest-earning assets	5.29%	5.34%	5.26%	5.09%	4.96%

NOW	2.47%	2.62%	2.50%	2.30%	2.12%
Savings	2.35%	2.56%	2.53%	2.25%	2.09%
Time deposits	4.07%	4.41%	4.52%	4.24%	3.83%
Total interest-bearing deposits	2.83%	3.07%	3.05%	2.77%	2.53%
Borrowings	5.12%	5.09%	5.16%	5.25%	5.27%
Total interest-bearing liabilities	3.01%	3.28%	3.27%	3.04%	2.87%

Interest rate spread	2.28%	2.06%	1.99%	2.05%	2.09%
Contribution of interest-free funds	0.68%	0.74%	0.72%	0.74%	0.66%
Net interest margin	2.96%	2.80%	2.71%	2.79%	2.75%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.

Evans Bancorp Reports Net Income of $3.7 Million in Fourth Quarter 2024

February 4, 2025

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2024	2023
	Year to Date	Year to Date	% Change
Interest income	$109,918	$96,850	13%
Interest expense	50,950	35,642	43%
Net interest income	58,968	61,208	(4)%
Provision for credit losses	2,236	18	12,322%
Net interest income after provision for credit losses	56,732	61,190	(7)%

Deposit service charges	2,774	2,593	7%
Insurance service and fee revenue	655	10,261	(94)%
Bank-owned life insurance	1,006	932	8%
Loss on tax credit investment	(484)	-	-%
Refundable NY state historic tax credit	720	-	-%
Interchange fee income	2,015	2,047	(2)%
Gain on sale of insurance agency	-	20,160	(100)
Loss on sale of investment securities	-	(5,044)	(100)
Other income	4,272	1,973	117%
Total non-interest income	10,958	32,922	(67)%

Salaries and employee benefits	30,637	37,047	(17)%
Occupancy	4,357	4,506	(3)%
Advertising and public relations	935	1,207	(23)%
Professional services	3,533	3,563	(1)%
Technology and communications	5,984	5,959	0%
FDIC insurance	1,315	1,400	(6)%
Amortization of intangibles	17	367	(95)%
Merger-related expenses	1,673	-	-%
Other expenses	4,971	5,333	(7)%
Total non-interest expenses	53,422	59,382	(10)%

Income before income taxes	14,268	34,730	(59)%
Income tax provision	2,314	10,206	(77)%
Net income	11,954	24,524	(51)%

PER SHARE DATA
Net income per common share-diluted	$2.16	$4.48	(52)%
Cash dividends per common share	$1.32	$1.32	-%
Weighted average number of diluted shares	5,541,373	5,471,033

PERFORMANCE RATIOS
Return on average total assets	0.54%	1.14%
Return on average stockholders' equity	6.65%	15.47%
Return on average tangible common stockholders' equity (Non-GAAP)*	6.72%	16.82%
Efficiency ratio	76.40%	63.09%
Efficiency ratio (Non-GAAP)**	74.23%	74.69%
Net interest margin	2.81%	3.02%
Net loan charge-offs (recoveries)/Average loans	0.01%	-%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, gains from sale of subsidiaries, merger-related expenses and the impact of historic tax credit transactions.